UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2013

BRAZIL MINERALS, INC

(Exact name of registrant as specified in its charter)

Nevada	333-180624	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

324 South Beverly Drive, Suite 118

Beverly Hills, CA 90212

 (Address of principal executive offices, including zip code)

(213) 590-2500

(Registrant’s telephone number, including area code)

Not applicable

 (Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Cautionary Note Regarding Forward-Looking Statements

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

You are advised to consult any additional disclosures we make in our reports on Form 10-K, Form 10-Q, Form 8-K, or their successors.  Other factors besides those discussed in this Current Report could also adversely affect us.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS.

            On April 23, 2013 the Board of Directors of Brazil Minerals, Inc. (the “Company”) approved an increase in the size of the Board of Directors from three to four members and elected John Bell to fill the vacancy thereby created.

            Mr. Bell, age 73, is currently a director on the Board of Directors of Goldcorp (NYSE: GG), which is one of the largest gold companies in the world in market value at approximately $23.5 billion. Mr. Bell is the Chair of the Sustainability, Environment, Health and Safety Committee at Goldcorp's Board. Mr. Bell has been a director at Goldcorp since February 2005. Mr. Bell is also a director at Tahoe Resources (NYSE: TAHO), a silver producer, which has a market capitalization of approximately $2.4 billion. Mr. Bell has been a director at Tahoe Resources since June 2010.

            From 1987 to 1990, Mr. Bell was the Canadian Ambassador to Brazil, and from 1975 to 1979 was Consul General of Canada in São Paulo, and as such he lived in Brazil for many years. Mr. Bell was also the Canadian Ambassador to the Ivory Coast, and concurrently to Mali, Niger and Burkina Faso; he is currently an Honorary Consul of the Ivory Coast. He also served as the Canadian High Commissioner to Malaysia. Mr. Bell was special advisor to the Canadian Minister of Foreign Affairs and Canada’s chief negotiator at the Earth Summit in Rio de Janeiro, Brazil, in 1992. Mr. Bell has been Chief Federal Negotiator in the British Columbia First Nations treaty process from 1999 to 2006, and served as Protocol Adviser to the Four Host First Nations at the Vancouver 2010 Olympic Games. Mr. Bell has a Bachelor of Commerce degree from the University of British Columbia, where he also received the alumni award of distinction in 1995 as well as a Doctor of Laws Honoris Causa degree in 1988. In November 2005, Mr. Bell completed the Rotman School of Business Director's Education Program and is a certified member of the Institute of Corporate Directors.

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            The Company believes that Mr. Bell’s extensive Board experience at the public company level, as well as his understanding of environmental and regulatory issues throughout the world will help him to provide unparalleled insights to the Company.

            In connection with his election as a director of the Company, the Board of Directors of the Company granted to Mr. Bell five year options to purchase an aggregate of 200,000 shares of the Company’s common stock at an exercise price of $.57 per share (the closing price per share of the common stock on April 23, 2013 as reported by otcmarkets.com).

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAZIL MINERALS, INC.

Dated: April 26, 2013	By:	/s/ Marc Fogassa
Name: Marc Fogassa Title: Chief Executive Officer